SUBSIDIARIES OF THE REGISTRANT


1.     Fast  Title  Loans,  Inc.
       Florida  Corporation,  chartered  1996
       Conducts  business  under  the  name  "Fast  Title  Loans."

2.     Fast  PayCheck  Advance  of  Florida,  Inc.
       Florida  Corporation,  chartered  1998
       Conducts  business  under  the  name  "Fast  PayCheck."

3.     Summit  Property,  Inc.
       Florida  Corporation,  chartered  1997
       Summit  Property,  Inc.,  is  an  inactive  company.